EXHIBIT  5.07-2

WRITERS’ GROUP FILM CORP.

CONSENT IN LIEU OF SHAREHOLDERS’ MEETING
(MAJORITY SHAREHOLDERS)
WRITERS’ GROUP FILM CORP.

Pursuant to Article II Section 9 of the bylaws and 8 Del code § 228(a), we, the holders of the number of shares of Common Stock of WRITERS’ GROUP FILM CORP. set forth after our signatures below, and as the holders of a majority of the outstanding shares of the voting stock entitled to vote at a meeting of shareholders, do hereby consent and approve of the spin-off of the corporation’s three subsidiaries as well as the reverse stock split, as resolved by the Board of Directors in a Written Consent to Action Without Meeting of Writers’ Group Film Corp. dated January 13, 2011. The text of the Board’s Resolution states:

RESOLVED, that the Company authorize and enact the following two corporate actions:

1.) A transfer of all shares held by the Company of its three subsidiaries to shareholders of the Company’s common stock, on a pro rata basis (the “Spin-Offs”), and

2.) A 1 for 1,000 reverse split of the Company’s shares of Common Stock (the “Reverse Stock Split”); and be it further

RESOLVED, that the record date and time of the Spin-Offs be Monday, January 24, 2011 at 6:00 p.m. PST; and be it further

RESOLVED, that the effective date and time of the Spin-Offs be Tuesday, January 25, 2011 at 5:00 a.m. PST; and be it further

RESOLVED, that the payable date of the Spin-Offs be Friday, January 28, 2011; and be it further

RESOLVED, that the Spin-Offs shall be conducted pursuant to U.S. Securities and Exchange Commission Staff Legal Bulletin No. 4, and as a result the shares issued in each respective spin-off will not be registered with the Commission, except that such shares will be registered with the Commission prior to any attempt by any of the three former subsidiaries to create a public market in its respective shares transferred through the Spin-Offs; and be it further

RESOLVED, that the record date and time of the Reverse Stock Split be Tuesday, January 25, 2011 at 6:00 p.m. PST; and be it further

RESOLVED, that both the effective date and time, and payable date and time, of the Reverse Stock Split be Wednesday, January 26, 2011 at 5:00 a.m. PST; and be it further

RESOLVED, that if, as a result of the Reverse Stock Split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company’s secretary send a conformed copy of this resolution to the Company’s transfer agent, Signature Stock Transfer, Inc.; and be it further

RESOLVED, that neither the Spin-Offs nor the Reverse Stock Split will not in any way affect the stated par value or number of authorized shares or in any other way change, alter or otherwise amend the Company’s Certificate of Incorporation in the state of Delaware, and that therefore, pursuant to  sec 242 and 244 of the General Corporation Law of Delaware (8 Del code 242, 244 [GCLD]), no amendment to the Certificate of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

SIGNATURE	DATE	NUMBER OF SHARES (%)

/s/ Tal L. Kapelner	1-13-2011	66,900,000 (51.26%)
Tal L. Kapelner